                                                                           DRAFT

                           [PL&A LOGO APPEARS HERE]

              700 Newport Center Drive . Newport Beach, CA 92660

FLEXIBLE                     READ YOUR POLICY CAREFULLY.  This is a legal contract between you, the Owner,
PREMIUM                      and us, Pacific Life & Annuity Company, a stock insurance company.  We agree to
VARIABLE LIFE                pay the benefits of this policy according to its provisions.  The consideration
INSURANCE                    for this policy is the application for it, a copy of which is attached, and
POLICY                       payment of the premiums.

                             Premiums are flexible, subject to minimums required to keep the policy in force.
                             Variable Account Cash Surrender Values may increase or decrease depending upon
                             Variable Account Investment experience. There is no guaranteed Variable Account
                             Cash Surrender Value.  Policy loan value is less than one hundred percent (100%)
                             of the policy's cash surrender value.

                             The method for determining the Death Benefit is described in the Death Benefit section of this policy. The amount and duration of the death benefit may be fixed or variable depending upon investment experience of the Variable Accounts.

                             Free Look Right - You may return this policy within 10 days after you receive it.
                             To do so, deliver or mail it to us or to our agent.  This policy will then be deemed void from the beginning and we will refund the premiums paid.

                             Signed for Pacific Life & Annuity Company,
 . Death Benefit Payable
  on the Death of the
  Insured Before the
  Maturity Date
 . Adjustable Face Amount
 . Benefits Vary Based on
  Investment Experience      /s/ WILLIAM FERRIS                             /s/ AUDREY L. MILFS
 . Non-Participating          President and Chief Executive Officer          Secretary

POLICY NUMBER:            VP99999990              OWNER(S):             LELAND STANFORD
POLICY DATE:              JAN 10, 1998            INSURED:              LELAND STANFORD
RISK CLASSIFICATION:      MALE SELECT NONSMOKER   AGE ON POLICY DATE:         35
                                                  INITIAL FACE AMOUNT:     $100,000

NOTE: IT IS POSSIBLE THAT COVERAGE WILL LAPSE IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. BECAUSE THE ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT, THE PAYMENT OF INITIAL AND PLANNED PREMIUMS MAY NOT BE ADEQUATE TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR ACCUMULATED VALUE.

P98-52                                                                (PNY)

                           GUIDE TO POLICY PROVISIONS

POLICY SPECIFICATIONS.............................................    3

DEFINITIONS.......................................................    5

OWNER AND BENEFICIARY.............................................    6

PREMIUMS..........................................................    6

DEATH BENEFIT.....................................................    7

ACCUMULATED VALUE.................................................    9

TRANSFERS.........................................................   13

SURRENDER AND WITHDRAWAL OF VALUES................................   14

TIMING OF PAYMENTS AND TRANSFERS..................................   15

INCOME BENEFITS...................................................   15

POLICY LOANS......................................................   16

SEPARATE ACCOUNT PROVISIONS.......................................   16

SUBSTITUTION OF INSURED...........................................   17

GENERAL PROVISIONS................................................   18

INDEX.............................................................   21



P98-52                                                               NY

                                                     POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

BASIC POLICY:       FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

PREMIUMS: PLANNED PERIODIC PREMIUM PAYMENT   =   $ 1,938.05 ANNUALLY
          GUIDELINE SINGLE PREMIUM           =   $21,569.72
          GUIDELINE LEVEL PREMIUM            =   $ 1,938.05
DEATH BENEFIT QUALIFICATION TEST:        GUIDELINE PREMIUM TEST
          (THIS ELECTION IS IRREVOCABLE FOR THE LIFE OF THE CONTRACT)

DEATH BENEFIT OPTION:    A

ACCOUNT ALLOCATIONS AVAILABLE:

[MONEY MARKET]            [GOVERNMENT SECURITIES]       [SMALL-CAP INDEX]
[MULTI-STRATEGY]          [EQUITY INDEX]                [MID-CAP VALUE]
[GROWTH]                  [GROWTH LT]                   [LARGE-CAP VALUE]
[MANAGED BOND]            [EQUITY]                      [REIT]
[INTERNATIONAL]           [EMERGING MARKETS]            [FIXED]
[EQUITY INCOME]           [AGGRESSIVE EQUITY]           [FIXED LT]
[HIGH YIELD BOND]         [BOND AND INCOME]

INTEREST ON THE FIXED OPTIONS IS GUARANTEED TO BE NOT LESS THAN 3.00% ANNUALLY

FOR THE FIRST 10 POLICY YEARS AND 3.30% THEREAFTER. IN ADDITION, ANY EXCESS INTEREST DECLARED BY US WILL BE GUARANTEED FOR ONE YEAR. BEFORE SUCH DECLARATION, EXCESS AMOUNTS ARE NOT GUARANTEED. SUBJECT TO POLICY GUARANTEES, WE HAVE THE RIGHT TO CHANGE THE INTEREST CREDITED TO THE FIXED OPTIONS AND THE COST OF INSURANCE AND OTHER CHARGES DEDUCTED, WHICH MAY REQUIRE MORE PREMIUM TO BE PAID OR THE ACCUMULATED VALUE TO BE LESS THAN WAS ILLUSTRATED.

PREMIUM LOAD: FOR EACH PREMIUM PAID THERE IS A PREMIUM LOAD THAT CONSISTS OF A SALES LOAD OF 2.50% PLUS A CHARGE OF 2.35% FOR CERTAIN STATE AND LOCAL TAXES PLUS A CHARGE OF 1.50% FOR CERTAIN FEDERAL TAXES. REFER TO CONTRACT FOR DETAILS.

ADMINISTRATIVE CHARGE:  $7.50 PER MONTH TO AGE 100; $0 THEREAFTER.

SURRENDER CHARGE:  SHOWN ON THE TABLE OF SURRENDER CHARGES, WHICH FOLLOWS.

M&E RISK FACE AMOUNT CHARGE: $5.55 PER MONTH FOR POLICY YEARS 1 TO 10; $0 THEREAFTER. REFER TO CONTRACT FOR DETAILS.

POLICY NUMBER:            VP99999990              OWNER(S):              LELAND STANFORD
POLICY DATE:              JAN 10, 1998            INSURED:               LELAND STANFORD
RISK CLASSIFICATION:      MALE SELECT NONSMOKER   AGE ON POLICY DATE:                 35
                                                  INITIAL FACE AMOUNT:          $100,000

NOTE: IT IS POSSIBLE THAT COVERAGE WILL LAPSE IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. BECAUSE THE ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT, THE PAYMENT OF INITIAL AND PLANNED PREMIUMS MAY NOT BE ADEQUATE TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR ACCUMULATED VALUE.

P98-52                                                                       NY
                                   Page 3.0

                                                      POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P98-52  :      BASIC COVERAGE

               FACE AMOUNT:  $50,000.00
               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  MALE SELECT NONSMOKER

               COVERED PERSON:  LELAND STANFORD

________________________________________________________________________________


R98-ART:       ANNUAL RENEWABLE TERM RIDER

               INITIAL FACE AMOUNT:  $50,000.00
               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  MALE SELECT NONSMOKER

               COVERED PERSON:  LELAND STANFORD

________________________________________________________________________________

R98-WC:        WAIVER OF CHARGES RIDER

               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  MALE NONSMOKER

               COVERED PERSON:  LELAND STANFORD

________________________________________________________________________________

R98-SPT:       ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

               INITIAL FACE AMOUNT:  $50,000.00
               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  FEMALE NONSMOKER

               COVERED PERSON:  MARY STANFORD

________________________________________________________________________________

P98-52                                                                        NY
                                   Page 3.1

                                                      POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

                          ANNUAL RENEWABLE TERM RIDER
                               VARYING SCHEDULE

               FACE AMOUNT:  $50,000.00
               AGE AT ISSUE:  35
               RISK CLASSIFICATION:  MALE SELECT NONSMOKER

               PERSON COVERED:  LELAND STANFORD

    ATTAINED              FACE              ATTAINED             FACE             ATTAINED             FACE
       AGE               AMOUNT               AGE               AMOUNT              AGE               AMOUNT
------------------------------------------------------------------------------------------------------------
       35              $ 50,000               70              $100,000
       36                50,000               71               100,000
       37                50,000               72               100,000
       38                50,000               73               100,000
       39                50,000               74               100,000
       40               100,000               75               100,000
       41               100,000               76               100,000
       42               100,000               77               100,000
       43               100,000               78               100,000
       44               100,000               79               100,000
       45               100,000               80               100,000
       46               100,000
       47               100,000
       48               100,000
       49               100,000
       50               100,000
       51               100,000
       52               100,000
       53               100,000
       54               100,000
       55               100,000
       56               100,000
       57               100,000
       58               100,000
       59               100,000
       60               100,000
       61               100,000
       62               100,000
       63               100,000
       64               100,000
       65               100,000
       66               100,000
       67               100,000
       68               100,000
       69               100,000

P98-52                                                                        NY
                                   Page 3.2

                                                      POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                          TABLE OF SURRENDER CHARGES

POLICY    SURRENDER           POLICY    SURRENDER           POLICY    SURRENDER
MONTH       CHARGE            MONTH       CHARGE            MONTH       CHARGE
--------------------------------------------------------------------------------
   1       $315.10              41       $315.10              81       $259.28
   2        315.10              42        315.10              82        252.63
   3        315.10              43        315.10              83        245.98
   4        315.10              44        315.10              84        239.33
   5        315.10              45        315.10              85        232.69
   6        315.10              46        315.10              86        226.04
   7        315.10              47        315.10              87        219.39
   8        315.10              48        315.10              88        212.74
   9        315.10              49        315.10              89        206.09
  10        315.10              50        315.10              90        199.44
  11        315.10              51        315.10              91        192.80
  12        315.10              52        315.10              92        186.15
  13        315.10              53        315.10              93        179.50
  14        315.10              54        315.10              94        172.85
  15        315.10              55        315.10              95        166.20
  16        315.10              56        315.10              96        159.56
  17        315.10              57        315.10              97        152.91
  18        315.10              58        315.10              98        146.26
  19        315.10              59        315.10              99        139.61
  20        315.10              60        315.10             100        132.96
  21        315.10              61        315.10             101        126.31
  22        315.10              62        315.10             102        119.67
  23        315.10              63        315.10             103        113.02
  24        315.10              64        315.10             104        106.37
  25        315.10              65        315.10             105         99.72
  26        315.10              66        315.10             106         93.07
  27        315.10              67        315.10             107         86.43
  28        315.10              68        315.10             108         79.78
  29        315.10              69        315.10             109         73.13
  30        315.10              70        315.10             110         66.48
  31        315.10              71        315.10             111         59.83
  32        315.10              72        315.10             112         53.19
  33        315.10              73        312.46             113         46.54
  34        315.10              74        305.81             114         39.89
  35        315.10              75        299.17             115         33.24
  36        315.10              76        292.52             116         26.59
  37        315.10              77        285.87             117         19.94
  38        315.10              78        279.72             118         13.30
  39        315.10              79        272.57             119          6.65
  40        315.10              80        265.93             120          0.00

P98-52                             Page 3.3                                   NY

                                                      POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                   TABLE OF INSURANCE CHARGES - BASIC POLICY

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO BASIC POLICY COVERING LELAND STANFORD. THE RATES BELOW INCLUDE A 5-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.


               MONTHLY                        MONTHLY                         MONTHLY                       MONTHLY
  AGE           RATE           AGE            RATE             AGE             RATE            AGE           RATE
-------------------------------------------------------------------------------------------------------------------
   35          0.00012477       60          0.00134998         85             0.01373773
   36          0.00012873       61          0.00147355         86             0.01502185
   37          0.00013293       62          0.00161341         87             0.01635661
   38          0.00013525       63          0.00177217         88             0.01773798
   39          0.00013763       64          0.00194909         89             0.01917199
   40          0.00025202       65          0.00214342         90             0.02067766
   41          0.00027458       66          0.00235100         91             0.02228714
   42          0.00029715       67          0.00257276         92             0.02406347
   43          0.00032307       68          0.00280882         93             0.02611993
   44          0.00034984       69          0.00306532         94             0.02881300
   45          0.00037996       70          0.00335367         95             0.03281758
   46          0.00041093       71          0.00368199         96             0.03964295
   47          0.00044442       72          0.00406029         97             0.05306605
   48          0.00047960       73          0.00449620         98             0.08333300
   49          0.00051898       74          0.00498352         99             0.08333300
   50          0.00056089       75          0.00551331
   51          0.00061038       76          0.00607653
   52          0.00066577       77          0.00666569
   53          0.00072875       78          0.00727588
   54          0.00080018       79          0.00792387
   55          0.00087672       80          0.00863521
   56          0.00096005       81          0.00943078
   57          0.00104684       82          0.01033895
   58          0.00113962       83          0.01137350
   59          0.00123925       84          0.01251385

P98-52                                                                       NY
                                   Page 4.0

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

            TABLE OF INSURANCE CHARGES - ANNUAL RENEWABLE TERM RIDER

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO THE ANNUAL RENEWABLE TERM RIDER COVERING LELAND STANFORD.

      MONTHLY                      MONTHLY                         MONTHLY                         MONTHLY
AGE    RATE             AGE         RATE             AGE            RATE             AGE            RATE
----------------------------------------------------------------------------------------------------------
35     0.00017600      60          0.00134998
36     0.00018686      61          0.00147355
37     0.00020022      62          0.00161341
38     0.00021526      63          0.00177217
39     0.00023280      64          0.00194909
40     0.00025202      65          0.00214342
41     0.00027458      66          0.00235100
42     0.00029715      67          0.00257276
43     0.00032307      68          0.00280882
44     0.00034984      69          0.00306532
45     0.00037996      70          0.00335367
46     0.00041093      71          0.00368199
47     0.00044442      72          0.00406029
48     0.00047960      73          0.00449620
49     0.00051898      74          0.00498352
50     0.00056089      75          0.00551331
51     0.00061038      76          0.00607653
52     0.00066577      77          0.00666569
53     0.00072875      78          0.00727588
54     0.00080018      79          0.00792387
55     0.00087672      80          0.00863521
56     0.00096005
57     0.00104684
58     0.00113962
59     0.00123925

P98-52                                                                        NY
                                   Page 4.1

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

           TABLE OF GUARANTEED MAXIMUM M&E RISK FACE AMOUNT CHARGES
                          ANNUAL RENEWABLE TERM RIDER

M&E RISK FACE AMOUNT CHARGE APPLICABLE TO THE ANNUAL RENEWABLE TERM RIDER:
MONTHLY CHARGE EQUAL TO THE AMOUNTS SHOWN BELOW. REFER TO THE CONTRACT FOR DETAILS.

      ATTAINED             M&E RISK            ATTAINED            M&E RISK            ATTAINED            M&E RISK
        AGE                 CHARGE                AGE               CHARGE                AGE               CHARGE
------------------------------------------------------------------------------------------------------------------------
         35                $ 5.55              70                  11.45
         36                  5.55              71                  11.45
         37                  5.55              72                  11.45
         38                  5.55              73                  11.45
         39                  5.55              74                  11.45
         40                 11.45              75                  11.45
         41                 11.45              76                  11.45
         42                 11.45              77                  11.45
         43                 11.45              78                  11.45
         44                 11.45              79                  11.45
         45                 11.45              80                  11.45
         46                 11.45
         47                 11.45
         48                 11.45
         49                 11.45
         50                 11.45
         51                 11.45
         52                 11.45
         53                 11.45
         54                 11.45
         55                 11.45
         56                 11.45
         57                 11.45
         58                 11.45
         59                 11.45
         60                 11.45
         61                 11.45
         62                 11.45
         63                 11.45
         64                 11.45
         65                 11.45
         66                 11.45
         67                 11.45
         68                 11.45
         69                 11.45

P98-52                                                                        NY
                                   Page 4.2

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

              TABLE OF MONTHLY M&E RISK ASSET CHARGE PERCENTAGES

M&E RISK ASSET CHARGE IS A PERCENTAGE OF THE VARIABLE ACCUMULATED VALUE (AV), AS SHOWN BELOW, AND IS DEDUCTED MONTHLY. REFER TO THE CONTRACT FOR DETAILS.

     ATTAINED          % OF FIRST       % OF AV       ATTAINED     % OF FIRST        % OF AV
       AGE           $25,000 OF AV    OVER $25,000      AGE      $25,000 OF AV    OVER $25,000
----------------------------------------------------------------------------------------------
        35           0.0625%          0.0292%            70      0.0375%          0.0042%
        36           0.0625           0.0292             71      0.0375           0.0042
        37           0.0625           0.0292             72      0.0375           0.0042
        38           0.0625           0.0292             73      0.0375           0.0042
        39           0.0625           0.0292             74      0.0375           0.0042
        40           0.0625           0.0292             75      0.0375           0.0042
        41           0.0625           0.0292             76      0.0375           0.0042
        42           0.0625           0.0292             77      0.0375           0.0042
        43           0.0625           0.0292             78      0.0375           0.0042
        44           0.0625           0.0292             79      0.0375           0.0042
        45           0.0375           0.0042             80      0.0375           0.0042
        46           0.0375           0.0042             81      0.0375           0.0042
        47           0.0375           0.0042             82      0.0375           0.0042
        48           0.0375           0.0042             83      0.0375           0.0042
        49           0.0375           0.0042             84      0.0375           0.0042
        50           0.0375           0.0042             85      0.0375           0.0042
        51           0.0375           0.0042             86      0.0375           0.0042
        52           0.0375           0.0042             87      0.0375           0.0042
        53           0.0375           0.0042             88      0.0375           0.0042
        54           0.0375           0.0042             89      0.0375           0.0042
        55           0.0375           0.0042             90      0.0375           0.0042
        56           0.0375           0.0042             91      0.0375           0.0042
        57           0.0375           0.0042             92      0.0375           0.0042
        58           0.0375           0.0042             93      0.0375           0.0042
        59           0.0375           0.0042             94      0.0375           0.0042
        60           0.0375           0.0042             95      0.0375           0.0042
        61           0.0375           0.0042             96      0.0375           0.0042
        62           0.0375           0.0042             97      0.0375           0.0042
        63           0.0375           0.0042             98      0.0375           0.0042
        64           0.0375           0.0042             99      0.0375           0.0042
        65           0.0375           0.0042
        66           0.0375           0.0042
        67           0.0375           0.0042
        68           0.0375           0.0042
        69           0.0375           0.0042

P98-52                                                                       NY
                                   Page 4.3

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

                           TABLE OF INSURANCE CHARGES

GUARANTEED MAXIMUM MONTHLY WAIVER OF CHARGES RATES APPLICABLE TO THE POLICY COVERING LELAND STANFORD.

             MONTHLY         MONTHLY         MONTHLY         MONTHLY
       AGE    RATE     AGE    RATE     AGE    RATE     AGE    RATE
--------------------------------------------------------------------
 35          0.00006
 36          0.00006
 37          0.00006
 38          0.00007
 39          0.00007
 40          0.00007
 41          0.00007
 42          0.00007
 43          0.00007
 44          0.00007
 45          0.00007
 46          0.00007
 47          0.00007
 48          0.00007
 49          0.00008
 50          0.00008
 51          0.00009
 52          0.00011
 53          0.00012
 54          0.00015
 55*         0.00019
 56*         0.00025
 57*         0.00030
 58*         0.00037
 59*         0.00044


* ONLY FOR RENEWAL PURPOSES

P98-52                                                                        NY
                                   Page 4.4

                                                       POLICY NUMBER: VP99999990

                             POLICY SPECIFICATIONS

    TABLE OF INSURANCE CHARGES - ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO THE ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER COVERING MARY STANFORD.

        MONTHLY                         MONTHLY                         MONTHLY                         MONTHLY
AGE      RATE             AGE            RATE             AGE            RATE             AGE            RATE
-------------------------------------------------------------------------------------------------------------
 35     0.00013760         60           0.00079261
 36     0.00014679         61           0.00084811
 37     0.00015764         62           0.00091795
 38     0.00017016         63           0.00100723
 39     0.00018519         64           0.00111093
 40     0.00020189         65           0.00122404
 41     0.00022027         66           0.00134321
 42     0.00023948         67           0.00146424
 43     0.00025787         68           0.00158372
 44     0.00027709         69           0.00171271
 45     0.00029715         70           0.00186144
 46     0.00031722         71           0.00204194
 47     0.00033813         72           0.00226723
 48     0.00036155         73           0.00254448
 49     0.00038666         74           0.00287245
 50     0.00041428         75           0.00324392
 51     0.00044358         76           0.00365336
 52     0.00047625         77           0.00409428
 53     0.00051395         78           0.00456716
 54     0.00055251         79           0.00508570
 55     0.00059276         80           0.00567286
 56     0.00063303
 57     0.00067164
 58     0.00070859
 59     0.00074807

P98-52                                                                      NY
                                   Page 4.5

                                  DEFINITIONS

In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized to provide emphasis.

Age -- means the Insured's Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.

Code -- is the U.S. Internal Revenue Code, and the rules and regulations issued thereunder.

Evidence of Insurability -- is information, including medical information, satisfactory to us that is used to determine insurability and the Insured's risk class.

Face Amount -- is used in determining the death benefit under this policy, including any increases or decreases. The Face Amount is shown in the Policy Specifications.

Fixed Options -- consist of the Fixed Account and the Fixed LT Account.

Free Look Transfer Date -- is 10 days after the policy is issued, or if later, the date all requirements necessary to place the policy in force are delivered to the Home Office.

Home Office -- means our service office located at 700 Newport Center Drive, Newport Beach, CA 92658-6540.

Insured -- is the person insured under this policy. The Insured is shown in the Policy Specifications as the Covered Person.

Investment Options -- consist of the Variable Accounts and the Fixed Options.

Maturity Date -- is the policy anniversary when the Insured becomes Age 100. At the Maturity Date, we will pay you the Accumulated Value less any Policy Debt and the policy will terminate.

Monthly Payment Date -- is the day each month on which certain policy charges are deducted from the Accumulated Value. The first Monthly Payment Date is the Policy Date. Later Monthly Payment Dates occur each month after the Policy Date on the same day of the month as the Policy Date.

Net Premium -- is the premium we receive reduced by any Premium Load.

PL&A, we, our, ours, us and the Company -- refers to Pacific Life & Annuity Company.

Policy Date -- is shown on page 3. Policy months, quarters, years and anniversaries are measured from this date.

Policy Debt -- is the Loan Account plus Loan Interest.

Separate Account -- is the Pacific Select Exec Separate Account, which is a separate account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.

Valuation Date -- is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Home Office is open.

Valuation Period -- is the period of time between successive Valuation Dates.

Variable Account -- is a separate account of ours or a subaccount of a separate account of ours in which assets are segregated from assets in our general account or our other separate accounts. Premiums and Accumulated Value (AV) under this policy may be allocated to a Variable Account for variable accumulation.


P98-52                              Page 5                                    NY

Written Request -- is a request in writing, signed by you, and received by us at our Home Office.

You, your or Owner -- refers to the Owner of this policy.


                             OWNER AND BENEFICIARY

Owner -- The Owner of this policy is as shown in the Policy Specifications or in a later Written Request. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship.

Assignment -- You may assign this policy by Written Request. An assignment will take place only when recorded at our Home Office. When recorded, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We will not be responsible for the validity of any assignment.

Beneficiary -- The beneficiary is named by you in the application to receive the death benefit proceeds. The interest of any beneficiary will be subject to any assignment. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Insured.

You may make a change of beneficiary by Written Request on a form provided by us while the Insured is living. The change will take place as of the date the request is signed. Any rights created by the change will be subject to any payments made or actions taken by us before the Written Request is received.
You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her consent.

The interest of a beneficiary who does not survive to receive payment will pass to the surviving beneficiaries in proportion to their share in the proceeds, unless otherwise provided. If no beneficiaries survive to receive payment, the death proceeds will pass to the Owner, or the Owner's estate if the Owner does not survive to receive payment.


                                    PREMIUMS

Premiums -- This policy will not be in force until the initial premium is paid. The initial premium is payable either at our Home Office or to our agent. Additional premiums, if any, are payable in advance at our Home Office. At your request, a premium receipt signed by one of our officers will be given to you. No premium may be less than $50. Premiums may be paid at any time before the Insured attains Age 100, subject to the premium limitations below. The Planned Premium is the amount you have identified in the application, or later changed by Written Request, which you plan to pay. Payment of the Planned Premium does not guarantee that the policy will mature.

Premium Allocation Before the Free Look Transfer Date -- Any Net Premium received before the Free Look Transfer Date will be allocated to the Money Market Variable Account on the issue date or, if later, the date the premium is received and accepted by us. On the Free Look Transfer Date, the Accumulated Value in the Money Market Variable Account will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Premium Allocation On or After the Free Look Transfer Date -- Any Net Premium received by us on or after the Free Look Transfer Date will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Upon Written Request, you may change the premium allocation. Subsequently, Net Premiums will be allocated to the Investment Options according to your most recent instructions.

P98-52                              Page 6                                    NY

Premium Limitation -- We reserve the right to require evidence of insurability, satisfactory to us, for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulated Value.

Guideline Premium Limitation -- (This subsection applies only if you have elected the Guideline Premium Test.) For this policy to be treated as life insurance under the Code, the sum of premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:

 .   The Guideline Single Premium; or
 .   The sum of the Guideline Level Premiums to the date of payment.

The amounts of the Guideline Premiums are shown on the Policy Specification pages. The Guideline Premiums will change whenever there is a change in the Face Amount of insurance or in other policy or rider benefits. Such Guideline Premium change will be shown in the supplemental schedule of benefits and premiums we will send to you at the time of the change. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details. Also, see the Tax Qualification as Life Insurance and MEC Status subsections of the General Provisions section to see how premium payments can affect the federal tax treatment of your policy.


                                 DEATH BENEFIT

Death Benefit -- This policy provides a death benefit on the death of the Insured before the Maturity Date. The death benefit, Death Benefit Option and the two Death Benefit Qualification Tests are described in this section. On the date of death, the death benefit is calculated as the larger of:

 .    The Guideline Minimum Death Benefit calculated under the Death Benefit
     Qualification Test elected; and
 .    The death benefit as calculated under the Death Benefit Option in effect.

Death Benefit Qualification Test -- Unless you have elected otherwise, the Death Benefit Qualification Test for this policy is the Guideline Premium Test. The Death Benefit Qualification Test for this policy appears in the Policy Specifications section. The Death Benefit Qualification Test may not be changed for the life of the contract. The two Death Benefit Qualification Tests are explained in this subsection.

1. Cash Value Accumulation Test -- The Guideline Minimum Death Benefit will be the greater of the amount required for this policy to be deemed "life insurance" according to the Code or 101% of the Accumulated Value. Such required amount will be equal to the AV divided by the Net Single Premium
     (NSP), as defined in Code Section 7702(b). The NSP for each attained age, based on the policy as issued, is shown in the Table of NSP's in the Policy Specifications pages. If there are changes to the policy, the NSP's may also change. If they do change, we will send you a supplemental schedule of NSP's.

2. Guideline Premium Test -- The Guideline Minimum Death Benefit at any time is the Accumulated Value multiplied by the death benefit Percentage shown in the following table:

           Death Benefit          Death Benefit          Death Benefit              Death Benefit
  Age        Percentage     Age     Percentage     Age     Percentage       Age       Percentage

  0-40          250%         50        185%         60        130%           70          115%
   41           243          51        178          61        128            71          113
   42           236          52        171          62        126            72          111
   43           229          53        164          63        124            73          109
   44           222          54        157          64        122            74          107
   45           215          55        150          65        120         75-90          105
   46           209          56        146          66        119            91          104
   47           203          57        142          67        118            92          103
   48           197          58        138          68        117            93          102
   49           191          59        134          69        116       Over 93          101

P98-52                              Page 7                                    NY

Death Benefit Options -- There are three Death Benefit Options, as described in this subsection. You have elected the Death Benefit Option in the application. The Death Benefit Option for this policy appears in the Policy Specifications.

 .  Option A -- The death benefit equals the Face Amount.
 .  Option B -- The death benefit equals the Face Amount plus the Accumulated
   Value on the date of death.
 . Option C -- The death benefit is the Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of death. If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit will be less than the Face Amount.

The Death Benefit Option may be changed to Option A or B upon Written Request a maximum of once per year. Changes to Option C are not permitted. After any such change, the Face Amount will be that amount which results in the death benefit after the change being equal to the death benefit before the change. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Home Office.

Unless specified otherwise by you in writing, any request for a Death Benefit Option change will not be processed if the option change would cause the policy to be treated as a MEC under the Code.

Death Benefit Proceeds -- The death benefit proceeds are the actual amount payable if the Insured dies while this policy is in force. The death benefit proceeds are equal to the death benefit, as of the date of the Insured's death, less any Policy Debt and less any due and unpaid monthly deductions occurring during a grace period.

We will pay the death benefit proceeds to the beneficiary after we receive, at our Home Office, due proof of the Insured's death (a certified copy of the death certificate or, if unavailable, other legal documentation which we accept) and information sufficient to identify the beneficiary. The death benefit proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals and Policy Loans. We will pay interest on death benefit proceeds as described in the Timing of Payments and Transfers Section.

Face Amount Change -- Subject to our approval, the Owner may change the Face Amount if such request is made:
 .   during the lifetime of the Insured;
 .   no more often than once in any policy year; and
 .   on your Written Request while this policy is in force.

Face Amount Increase -- The effective date of the increased Face Amount will be the first Monthly Payment Date on or following the date all applicable conditions are met. A supplemental schedule of benefits and premiums will be issued. This schedule will include:
 .   the risk class;
 .   the effective date;
 .   the M&E Risk Charges;
 .   the Surrender Charges;
 .   the guaranteed Cost of Insurance Rates;
 .   the amount of the increase and the total Face Amount after the increase; and
 .   if the Guideline Premium Test is used, the new Guideline Premiums.

We reserve the right to charge a fee not to exceed $100 for each increase. Any such fee will be deducted from the Accumulated Value of the Fixed and the Variable Accounts in the proportion that each bears to the Accumulated Value less Policy Debt on the effective date of the increase. For any increase in Face Amount which arises from conversion of a term rider, we will waive the Surrender Charges and M&E Risk Face Amount Charges that would otherwise apply for the increase.

P98-52                              Page 8                                    NY

Limits on Face Amount Increase -- An increase in Face Amount will be allowed only if it results in a death benefit increase no less than our minimum limit in effect on the date of the request. Also, an increase will not be allowed if there has been a prior decrease in Face Amount, including any decrease which occurred as a result of a Withdrawal.

Face Amount Decrease -- We recommend you consult your tax advisor before requesting a decrease in policy Face Amount. You may not decrease the Face Amount before the fifth anniversary of the effective date of the associated coverage. The effective date of the decreased Face Amount will be the first Monthly Payment Date on or following the date we receive the Written Request. If there have been prior increases in Face Amount, the original Face Amount and any increase(s) in Face Amount will be decreased proportionately.

A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information:
 .   the effective date of the decreased Face Amount;
 .   the amount of the decrease and the decreased Face Amount; and
 .   if the Death Benefit Qualification is the Guideline Premium Test, the new
    Guideline Premiums.

Paid-Up Insurance -- On each policy anniversary you have the option to use the Net Cash Surrender Value to purchase guaranteed fixed paid-up insurance on the life of the Insured. At the time of conversion, the Net Cash Surrender Value will be transferred to our general account. The amount of paid-up insurance is determined by applying the Net Cash Surrender Value as the net single premium based upon the Insured's Age and Risk Classification, 1980 CSO mortality and 3% interest. Any riders attached to the policy will terminate at the time of conversion. Such paid-up insurance may be surrendered at any time, with the cash surrender value being determined on the same basis.

Change in Benefits -- Under the Guideline Premium Test, any change in policy or rider benefits will require an adjustment to the guideline premium limitation. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details.

                               ACCUMULATED VALUE

Accumulated Value (AV) -- is the sum of the Fixed Accumulated Value plus the Variable Accumulated Value plus the Loan Account and any interest credited to it.

Fixed Accumulated Value -- The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Option as of the last Valuation Period.

This subsection describes how we calculate the Accumulated Value in each Fixed Option. We credit interest on a daily basis using a 365-day year and at a rate not less than an annual effective rate of 3.00% in the first 10 policy years and 3.30% thereafter. At our discretion, we may credit a higher rate of interest. Once Credited, any such interest is nonforfeitable, except indirectly due to any applicable Surrender Charge. The Accumulated Value for each Fixed Option on any date is the following, including interest on each:

 .   the Accumulated Value for the Fixed Option on the prior Monthly Payment
    Date;
 .   plus the amount of any Net Premium received and allocated to the Fixed
    Option since the last Monthly Payment Date;
 .   plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, since the last Monthly Payment Date;
 .   minus the monthly deduction and other deductions due, if any, and assessed against the Fixed Option; and

P98-52                              Page 9                                    NY

 .   minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, since the last Monthly Payment
    Date.

Variable Accumulated Value -- The Variable Accumulated Value is the sum of the Accumulated Value in each Variable Account.

This subsection describes how we calculate the Accumulated Value in each of the Variable Accounts. Assets in each Variable Account are divided into Accumulation Units, which are a measure of value used for bookkeeping purposes. We credit your policy with Accumulation Units in each Variable Account as a result of:

 .   the amount of any Net Premium received and allocated to the Variable
    Account; and
 .   transfers of Accumulated Value to the Variable Account, including transfers from the Loan Account.

We debit Accumulation Units in each Variable Account as a result of:

 .   transfers from the Variable Account, including transfers to the Loan
    Account;
 .   Surrenders and withdrawals from the Variable Account; and
 .   the monthly deduction and other deductions due, if any, and assessed against the Variable Account.

To determine the number of Accumulation Units debited or credited for a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.

To determine your Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.

At the inception of each Variable Account the Unit Value was $10. The Unit Value of each Variable Account is adjusted on each Valuation Date. To calculate the Unit Value of a Variable Account on any Valuation Date, we multiply the Unit Value from the previous Valuation Date by the Net Investment Factor. The Net Investment Factor, also called unit value, for a Variable Account on any Valuation Date is (a) minus (b), divided by (c), where:

(a) is the Net Asset Value of the shares in the designated investment companies in which the Variable Account invests as of the close of the business day, excluding the impact of any policy transactions after the prior Valuation Date;
(b) is the value of charges assessed by us since the prior Valuation Date for income taxes attributable to the operation of the Variable Account; and
(c) is the value of all assets in the Variable Account as of the close of the previous Valuation Date.

The Net Asset Value of an investment company's shares held in each Variable Account shall be the value reported to us by that investment company.

Loan Account -- The Loan Account is the amount set aside to secure Policy Debt. The amount in the Loan Account on any date is the following, including interest on each:

 .   the amount in the Loan Account on the prior anniversary;
 .   plus any loan taken since the prior anniversary; and
 .   minus any loan amount repaid since the prior anniversary.

We will credit interest to the Loan Account on a daily basis using a 365-day year and at a rate equivalent to an annual effective rate of 3.00% in the first 10 policy years, and 3.30% thereafter. On each policy anniversary, any interest earned and held in the Loan Account will be transferred to the Investment Options in accordance with your most recent premium allocation instructions.

P98-52                              Page 10                                   NY

Monthly Deduction -- A Monthly Deduction for a policy month is due on each Monthly Payment Date and is equal to the sum of the following items:

 .   the monthly Cost of Insurance Charge;
 .   the M&E Risk Charge;
 .   the Administrative Charge, if any; and
 .   rider charges, if any.

Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged proportionately to the Accumulated Value in each Variable Account and each Fixed Option on the Monthly Payment Date.

Cost of Insurance Charge -- Beginning on the Policy Date and monthly thereafter, there will be a charge equal to the Cost of Insurance applicable to the following:

 .   the initial Face Amount; plus
 .   each increase in the Face Amount.

The monthly Cost of Insurance Charge for the death benefit payable under this policy, is (1) multiplied by (2), where:

    (1) is the applicable monthly Cost of Insurance Rate; and
    (2) is the Net Amount at Risk.

Net Amount at Risk (NAR) -- The NAR is equal to the death benefit as of the most recent Monthly Payment Date divided by 1.002466, then reduced by the Accumulated Value at the beginning of the policy month before the Monthly Deduction is due.

If there have been increases of Face Amount, then the NAR will be proportionately allocated to each increase according to the Face Amount of each increase in force as of the Monthly Payment Date.

Cost of Insurance Rates -- The Cost of Insurance Rates are based on a number of factors, including the Insured's Age, Risk Classification and the policy duration. Part of the cost is intended to recover acquisition expenses at issue. Such expenses are greater in the early policy years. The current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in the Policy Specifications.

Change in Policy Cost Factors -- Any change in policy cost factors, including interest, cost of insurance rates, expense charges and loads, will be by class and based on changes in our expectations of future investment earnings, mortality, persistency and expenses. Any such change will be determined in accordance with procedures and standards on file with the Insurance Department of the state in which this policy is delivered. Interest to be credited to the Fixed Accumulated Value will be reviewed no more frequently than quarterly and no less frequently than annually to determine whether an adjustment is necessary. Cost of insurance rates and other expense factors will be reviewed no more frequently than annually and no less frequently than once every five years to determine whether an adjustment is necessary.

M&E Risk Charge -- The Mortality and Expense Risk Charge (M&E Risk Charge) is to compensate us for the risk we assume that mortality, expenses and other costs of providing your policy will be greater than estimated. Beginning on the Policy Date and monthly thereafter, the M&E Risk Charge will be the sum of the M&E Risk Asset Charge and the M&E Risk Face Amount Charge. These are calculated as follows:

P98-52                              Page 11                                   NY

The M&E Risk Asset Charge is a percentage of the Variable Accumulated Value. In the first 10 policy years, the charge is 0.0625% (0.75% annually) of the first $25,000 of Variable Accumulated Value plus a charge of 0.0292% (0.35% annually) of the Variable Accumulated Value above $25,000. After the 10th policy year, the charge is 0.0375% (0.45% annually) of the first $25,000 of Variable Accumulated Value plus a charge of 0.0042 (0.05% annually) of the Variable Accumulated Value above $25,000.

The M&E Risk Face Amount Charge is the amount shown in the Policy Specifications, and is based on the Face Amount at policy issue. If there have been increases in the Face Amount, each increase will have a corresponding M&E Risk Face Amount Charge related to the amount of the increase. These charges will be specified in the supplemental schedule of benefits at the time of the increase.

Administrative Charge -- Beginning on the Policy Date and monthly thereafter, there will be an Administrative Charge against the Accumulated Value. The amount of this charge will equal the amount shown in the Policy Specifications.

Premium Load -- A Premium Load will be charged each time that a premium is paid to cover certain local, state and federal tax and certain sales and distribution costs. The Premium Load will equal the premium paid multiplied by the Premium Load rate shown in the Policy Specifications. The Premium Load associated with each premium will be immediately deducted from the premium paid. We reserve the right to increase the Premium Load with respect to the charge for local, state and federal tax. We will only increase the Premium Load if the effective tax paid by us increases and only if any such increase is first approved by the Superintendent of Insurance of the state of New York. We will notify you of any such change.

Other Taxes -- In addition to the charges imposed under Premium Load and elsewhere, we reserve the right to make a charge for Federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes, but only if any such charge is first approved by the Superintendent of Insurance of the state of New York.

Grace Period and Lapse -- If the Accumulated Value less Policy Debt on a Monthly Payment Date is not sufficient to cover the current monthly deduction, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force.

The grace period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the grace period, we will send notice to you at your last known address and to any assignee of record.
The notice will state the due date and the amount of premium required for your policy to remain in force. A minimum of three times the monthly deduction due when the insufficiency occurred, plus Premium Load, must be paid. Premiums we receive during the grace period will be applied to your policy according to your most recent premium allocation instructions. There is no penalty for paying a premium during the grace period. Your policy will remain in force during the grace period. If sufficient premium is not paid by the end of the grace period, a lapse will occur. Thirty days prior to lapse, we will send you and any assignee of record a notice containing the lapse date and the required premium to keep your policy in force. If the Insured dies during the grace period, the death benefit proceeds will be reduced by any overdue charges. Upon lapse, the policy will terminate with no value.

Reinstatement -- If it has not been surrendered, this policy may be reinstated not more than five years after the end of the grace period. To reinstate this policy you must provide us with the following:

 .   a written application;
 .   evidence of insurability satisfactory to us;
 .   payment of sufficient premium to cover all monthly deductions that were due and unpaid during the grace period; plus
 .   payment of sufficient premium to keep the policy in force for three months after the date of reinstatement.

P98-52                              Page 12                                   NY

The effective date of the reinstated policy will be the first Monthly Payment Date on or following the date we approve your reinstatement application. When this policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse subject to the following. If the policy is reinstated after the first Monthly Payment Date following lapse, the Accumulated Value will be reduced by the amount of any Policy Debt on the date of lapse. If the policy is reinstated on the first Monthly Payment Date following lapse, any Policy Debt on the date of lapse will also be reinstated. At reinstatement, the surrender charge will be that in effect at lapse, and will then decrease each policy month thereafter according to the surrender charges shown in the Policy Specifications pages.

                                   TRANSFERS

Transfers -- After your initial Net Premium has been allocated according to your instructions and while your policy is in force, you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a grace period and the required premium has not been paid.

Transfers from the Fixed Account: One transfer from the Fixed Account may be made in any twelve-month period. Transfers from the Fixed Account will be limited to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account.

Transfers from the Fixed LT Account: One transfer from the Fixed LT Account may be made in any twelve month period. Transfers from the Fixed LT Account will be limited to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account.

Transfers into the Fixed Options: Except during the first 18 policy months during which transfers into the Fixed Account are unlimited (see below), transfers into the Fixed Options may be made only during the policy month preceding the policy anniversary.

Allocations into the Fixed LT Account: We reserve the right to limit the amount allocated to the Fixed LT Account to $1,000,000 during the most recent 12 months for all policies owned by you. Allocations include Net Premium payments, transfers and loan repayments. Any excess over $1,000,000 will be transferred to your other Investment Options relative to your most recent instructions. We may increase the $1,000,000 limit at any time at our sole discretion. You may contact us to find out if a higher limit is in effect.

Transfer into the Fixed Account Unlimited Under Special Circumstances: You may transfer from any Variable Account to the Fixed Account with no limitation under the following circumstances:
 .   For a period of time, as described below, after a material change in the investment policy of that Variable Account; and
 .   During the first 18 policy months.

We will notify you if there is a material change in the investment policy of a Variable Account. The notice will inform you of your options, including your option to transfer from such Variable Account to the Fixed Account within 60 days after (i) the effective date of the material change or (ii) the date we send you the notice, whichever is later.

No charges are currently imposed for transfers.  We reserve the right:
 .   to limit the size of transfers so that each transfer is at least $500;
 .   to limit the frequency of transfers (however, at least one transfer per quarter will be allowed);
 .   to limit the remaining balance in any account as a result of a transfer to
    $500; and
 .   to assess a $50 charge for each transfer exceeding 12 per policy year.

P98-52                              Page 13                                   NY

                       SURRENDER AND WITHDRAWAL OF VALUES

Surrender -- Upon Written Request while the Insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received.

Net Cash Surrender Value -- The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

Cash Surrender Value -- The Cash Surrender Value is the Accumulated Value less any Surrender Charge.

Surrender Charges -- A Surrender Charge will be deducted from the AV upon surrender of the policy. The Surrender Charge is needed to help pay for costs such as underwriting, policy issue and sales and distribution costs. The Surrender Charge varies each policy month and is shown in the Table of Surrender Charges in the Policy Specifications.

If there have been increases in the Face Amount, each increase will have a corresponding Surrender Charge related to the amount of the increase. At the time of the increase, we will send you a supplemental schedule of benefits containing the Table of Surrender Charges for the increase. If there have been decreases in the Face Amount, including decreases in Face Amount due to withdrawals, the Surrender Charge will be unchanged as a result of such decrease in Face Amount.

Withdrawals -- Upon Written Request on or after the first policy anniversary while the Insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy. We will deduct a withdrawal fee of $25 from the Accumulated Value for each withdrawal. The withdrawal fee will be deducted from the Investment Options in the same proportion as the withdrawal.

Withdrawals will be subject to the following conditions: The amount of each withdrawal must be at least $500 and the Net Cash Surrender Value remaining after each withdrawal must be at least $500. Also, if there is any Policy Debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the Policy Debt divided by 90%.

The amount of each withdrawal will be allocated proportionately to the Accumulated Value in the Investment Options unless you request otherwise. If the Insured dies after the request for a withdrawal is sent to us and prior to the withdrawal being effected, the amount of the withdrawal will be deducted from the death benefit proceeds, which will be determined without taking the withdrawal into account.

A withdrawal will affect the death benefit, depending on the Death Benefit Option you have chosen. If your policy's death benefit is greater than the Guideline Minimum Death Benefit, then the withdrawal will reduce the death benefit by the amount of the withdrawal. However, if your policy's death benefit is equal to the Guideline Minimum Death Benefit, the withdrawal may cause the death benefit to decrease by an amount greater than the amount of the withdrawal. For Death Benefit Option C, if the sum of the withdrawals and other distributions from the policy is greater than the premiums, the death benefit will be less than the Face Amount.

Withdrawals may also affect the Face Amount. A withdrawal will reduce the Face Amount, but only for policies having Death Benefit Option A. In such case, a withdrawal in excess of the difference between the Guideline Minimum Death Benefit and the Face Amount will reduce the Face Amount by the amount of the excess. If a withdrawal requires a decrease in Face Amount and if there have been prior increases in Face Amount, the original Face Amount and any increase(s) in Face Amount will be decreased proportionately.

P98-52                              Page 14                                   NY

                        TIMING OF PAYMENTS AND TRANSFERS

Variable Accounts -- With respect to allocations made to the Variable Accounts, we will pay death benefit proceeds, withdrawals and Net Cash Surrender Value on surrender and withdrawals and will effect a transfer between Variable Accounts or from a Variable Account to a Fixed Option within seven days after we receive all the information needed to process the payment. However, we may postpone the calculation, payment or transfer of any amounts that are based on the investment performance of the Variable Accounts, if:

 .   the New York Stock Exchange is closed on other than normal weekend and holiday closings; or
 .   trading on the New York Stock Exchange is restricted as determined by the
    Securities and Exchange Commission (SEC); or
 .   an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Account assets or to dispose of Account securities.

Fixed Options -- With respect to payments or transfers to be made from the Fixed Options (or if this policy is continued under a fixed non-forfeiture benefit) and with respect to any loan to be made from the Fixed Options, except for loans to pay premiums to us, we may defer such payment or transfer for up to six months after we receive your request. If deferred more than 10 days, we will pay interest at the rate which is the current rate payable on the interest only option for income benefits.

Interest on Death and Maturity Proceeds -- We will pay interest on death proceeds from the date of death and on maturity proceeds from the maturity date, in both cases to the date of payment, at the rate which is the current rate payable on the interest only option for income benefits.


                                INCOME BENEFITS

Income Benefits -- Surrender or withdrawal benefits may be used to buy a lifetime monthly income as long as the monthly income is at least $100. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income will automatically be guaranteed to continue for at least ten years, unless another form of payment is requested. Under the automatic form of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing.

The purchase rates for the monthly income will be set periodically by the Company. However, under the automatic form, the monthly income bought by each $1,000 of benefit amount will always be at least as large as that shown below. Further, we guarantee that if you elect an income benefit, it will be at least equal to that of any single premium immediate annuity that we offer at the time of your election.

           Monthly Income         Monthly Income         Monthly Income
  Age      Male    Female   Age   Male    Female   Age   Male    Female

  0-30      3.20     3.09    46    3.81     3.61    62    5.10     4.73
   32       3.25     3.14    48    3.92     3.71    64    5.35     4.95
   34       3.31     3.19    50    4.05     3.81    66    5.62     5.20
   36       3.38     3.24    52    4.18     3.93    68    5.92     5.47
   38       3.45     3.30    54    4.33     4.06    70    6.23     5.78
   40       3.53     3.37    56    4.49     4.20    72    6.56     6.11
   42       3.62     3.44    58    4.68     4.36    74    6.90     6.48
   44       3.71     3.52    60    4.88     4.54   75+    7.08     6.67

Monthly income amount for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on the Annuity 2000 table with interest at 3.00%. This

P98-52                              Page 15                                   NY
benefit is not available if the income would be less than $100 a month. We may require evidence of survival for incomes that last more than ten years.

Other Income Options -- Surrender, withdrawal or death benefits may be used under any other payment plans that we make available at that time.

                                  POLICY LOANS

Policy Loans -- You may obtain loans by Written Request after the Free Look Period, on the sole security of the Loan Account of this policy. We recommend you consult your tax advisor before requesting a policy loan.

Loan Amount Available -- The amount available for a loan is equal to 90% of Accumulated Value less any Policy Debt and also less any Surrender Charges that would be imposed if the policy were surrendered on the date the loan is taken or, if greater, the result of (a x b/c)-d, where: a is the Accumulated Value less 12 times the most recent monthly deduction less any Surrender Charge on the date of the loan; b = 1 + the loan interest credited; c = 1.0355; and d = any existing Policy Debt. The amount of a loan must be at least $200.

Loan Interest -- Interest will accrue daily and is payable in arrears at the annual rate of 3.55%. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.

Loan Account -- When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Investment Options into the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Variable Accounts and the Fixed Options on a pro rata basis, up to the amount available. We will credit interest to the Loan Account as described in the Accumulated Value section.

On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent instructions. If Policy Debt exceeds the amount in the Loan Account, an amount equal to such excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.

Loan Repayment -- Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Investment Options according to your most recent instructions. We reserve the right to first transfer repayments from the Loan Account to each Fixed Option up to the amount that was originally borrowed. Any excess over such amount will be transferred to the Variable Accounts relative to your most recent instructions.

Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.


                          SEPARATE ACCOUNT PROVISIONS

Separate Account -- This policy uses the Pacific Select Exec Separate Account owned by Pacific Life & Annuity Company, hereafter called the "Separate Account". The assets of the Separate Account shall be valued at least as often as any policy benefits vary, but at least monthly. We established the Separate Account and maintain it under the laws and regulations of Arizona and New York. The Separate Account is divided into subaccounts, called Variable Accounts. Realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.


P98-52                              Page 16                                   NY

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.

Variable Accounts -- Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in the Policy Specifications. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

 .   change or add designated investment companies;
 .   add, remove or combine Variable Accounts;
 .   add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;
 .   register or deregister any Variable Account under the Investment Company Act of 1940;
 .   change the classification of any Variable Account;
 .   operate any Variable Account as a managed investment company or as a unit investment trust;
 .   combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;
 .   transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;
 .   run any Variable Account under the direction of a committee, board, or other group;
 .   restrict or eliminate any voting rights of policy Owners with respect to any
    Variable Account, or other persons who have voting rights as to any Variable Account;
 .   change the allocations permitted under the policy;
 .   terminate and liquidate any Variable Account; and
 .   make any other change needed to comply with law.


If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change. Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner in the state of Arizona and without following filing and other procedures established by insurance regulators of the state of issue.


                            SUBSTITUTION OF INSURED

Benefit -- Subject to our approval, you may request a substitution of the Insured under this policy for a new Insured after the first policy year. We will require the following before we substitute the Insured:

 .   The new Insured must submit evidence of insurability satisfactory to us.
 .   You must submit a written application for the substitution.

We may adjust the Face Amount, Accumulated Value, Surrender Charge, and any policy fees and charges to reflect the new Insured. A revised schedule of benefits will be sent to you outlining the benefits for the new Insured. Riders on the new Insured will be added only with our consent and subject to our requirements for those riders. If approved, the substitution will be effective on the next Monthly Payment Date on or next following our approval.

P98-52                              Page 17                                   NY

                               GENERAL PROVISIONS

Entire Contract -- This policy is a contract between you and us. This policy, any attached endorsements, benefits and riders and the attached copy of the initial application are the entire contract, except as follows. Any application or written notice of exercise of policy options made after the policy has been issued will also become part of the contract upon our acceptance of such application or notice and our mailing of same to your address last known to us. Only an authorized officer is permitted to change this contract or extend the time for paying premiums. Any such change must be in writing.

All statements in the application shall be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.

Incontestability -- We will not contest this policy unless there was a material misrepresentation in an application, including any reinstatement application. Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:

 .   The initial Face Amount cannot be contested after the policy has been in force during the Insured's lifetime for two years from the later of the Policy Date or any reinstatement date; and
 .   An increase in the Face Amount, which was applied for and for which evidence of insurability was required, cannot be contested after the increased amount has been in force during the Insured's lifetime for two years from the later of its effective date or any reinstatement date; and
 .   If this policy was issued under a term insurance conversion option, the converted amount cannot be contested after the policy has been in force during the Insured's lifetime for two years from the later of the issue of the term policy or any reinstatement date of this policy.

Non-Participating -- This policy will not share in any of our surplus earnings.

Juvenile Insured -- If an Insured's Age on the Policy Date is less than 20, the Insured may apply for Nonsmoker risk status on attaining Age 20. This option must be requested in writing and accompanied by satisfactory evidence of nonsmoking.

Suicide Exclusion -- If the Insured dies by suicide within two years of the Policy Date, no death benefit proceeds will be paid. Instead, we will return the sum of the premiums paid, less the sum of any Policy Debt and withdrawals. If the Insured dies by suicide within two years of the effective date of any increase in the Face Amount which was applied for, no benefit will be paid with respect to such increase. Instead, we will refund the Cost of Insurance Charges made with respect to that increase.

If any insurance amount of this policy was issued under a term insurance conversion option, the two-year period for excluding death by suicide for such amount will begin with the later of the issue of the term policy of this policy. If such amount is the original policy Face Amount, we will return the sum of the premiums paid, less the sum of any Policy Debt and withdrawals. If such amount is not the original policy Face Amount, we will refund the Cost of Insurance Charges made with respect to such amount.

Misstatement -- If the Insured's age is misstated, the death benefit will be adjusted and will be based on the NAR multiplied by the ratio of the incorrect Cost of Insurance (COI) rate to the correct COI rate. If the Guideline Minimum Death Benefit for the correct age is larger, the death benefit will be this larger amount.

Evidence of Insurability -- We reserve the right to require evidence of insurability for any policy change, or any premium payment, which would result in an increase in NAR.


P98-52                              Page 18                                   NY

Reports -- A report will be mailed to you at the end of each policy quarter to your last known address. This report will include the following information for the policy quarter:

 .   the Accumulated Value;
 .   the Cash Surrender Value;
 .   the current death benefit;
 .   any Surrender Charges;
 .   any existing Policy Debt;
 .   transactions that occurred during the policy quarter;
 .   changes in the Guideline Premiums, if applicable; and
 .   any information required by law.

In addition to the above reports, an annual report will also be mailed to you. The report will contain financial statements for the Separate Account and the designated investment company or companies in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940. We will also send any other reports as required by Federal securities law.

Policy Illustrations -- Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee not to exceed $25 per request for this service. Illustrated benefits that are not guaranteed, such as benefits based on the current cost factor assumptions, will vary depending upon a number of factors, including but not limited to, changes in future investment performance.

Basis of Values -- A detailed statement showing how values are determined has been filed with the state insurance department. All values are at least equal to the minimums required by the law of the state in which this policy is delivered, based on the Commissioner's 1980 Standard Ordinary Mortality Table and interest at the rate of 3%, except for unisex issues which are based on the 1980 CSO Table B and interest at the rate of 3%.

Ownership of Assets -- We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

Tax Qualification as Life Insurance -- This policy is intended to qualify as a life insurance contract for federal tax purposes, and the death benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any other rider, benefit or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. We will not accept a premium payment which would cause the policy to fail to qualify as a life insurance contract for federal tax purposes.

If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment in accordance with federal tax law, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year as determined under federal tax law. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to ensure or maintain such tax qualification, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

                                                                              NY

If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable limitations on premiums or cash values for the policy under federal tax law. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, as determined under federal tax, exceed any such reduced limits, in order to maintain the policy's tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the policy.

MEC Status -- Unless you have given us Written Notice to the contrary, the provisions of this MEC Status subsection apply. MEC stands for Modified Endowment Contract. Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a MEC and fails to qualify for certain favorable treatment as a result. This policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes. This policy, including any other rider, benefit or endorsement, shall be interpreted to prevent the policy from being subject to such MEC treatment, despite any other provision to the contrary. We will not accept a payment as premium or otherwise which would cause the policy to become a MEC.

If at any time the amounts paid under the policy exceed the limit for avoiding such MEC treatment, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment in accordance with federal tax law, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year as determined under federal tax law. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to avoid such MEC treatment, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

Any request that would change the death benefits under the policy and riders will not be processed if the change would cause the policy to be treated as a MEC. Such changes include a reduction in the face amount, a change in death benefit option, and a reduction in face amount due to a withdrawal.

Other Distributions of Accumulated Value - If the NAR ever exceeds three times the original Face Amount, we reserve the right to make a distribution of Accumulated Value to make the NAR equal three time the original Face Amount. In such case, the distribution will be treated as a premium refund and no surrender charge will be imposed. By treating the distribution as a premium refund, we mean that, in addition to the distribution of Accumulated Value which you will receive, we will also pay you an amount representing a return of premium load associated with the distribution. The amount representing the return of premium load will be equal to the reduction in Accumulated Value multiplied by (1/(1-premium load rate))-1, provided that such amount can never exceed the total premium load paid under the policy.

Termination -- This policy will terminate on the earliest of:

 .   the death of the Insured;
 .   the lapse or surrender of this policy; and
 .   the Maturity Date.

Compliance -- We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any Federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Code or any state.

We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.

                                                                              NY

P98-52                              Page 20

                                     INDEX

Accumulated Value (AV)               9   Loan Repayment                            16
Administrative Charge               12   M&E Risk Charge                           11
Age                                  5   MEC                                       20
Assignment                           6   MEC Status                                20
Basis of Values                     19   Misstatement                              18
Beneficiary                          6   Modified Endowment Contract               20
Cash Surrender Value                14   Monthly Deduction                         11
Cash Value Accumulation Test         7   Monthly Payment Date                       5
Change in Policy Cost Factors       11   Mortality and Expense Risk Charge         11
Code                                 5   Net Amount at Risk (NAR)                  11
Compliance                          20   Net Cash Surrender Value                  14
Cost of Insurance Charge            11   Net Premium                                5
Cost of Insurance Rates             11   Net Single Premium (NSP)                   7
Death Benefit                        7   Non-Participating                         18
Death Benefit Options                8   Other Distributions of Accumulated Value  20
Death Benefit Proceeds               8   Owner                                      6
Death Benefit Qualification Test     7   Paid-Up Benefit                            9
Entire Contract                     18   Policy Date                                5
Evidence of Insurability             5   Policy Debt                                5
Face Amount                          5   Policy Illustrations                      19
Face Amount Change                   8   Policy Loans                              16
Face Amount Decrease                 9   Premium Allocation                         6
Face Amount Increase                 8   Premium Limitation                         6
Fixed Accumulated Value              9   Premium Load                              12
Fixed Options                    5, 15   Premiums                                   6
Free Look Transfer Date              5   Reinstatement                             12
Grace Period                        12   Reports                                   18
Guideline Premium Limitation         7   Risk Classification                        3
Guideline Premium Test               7   Separate Account                       5, 16
Home Office                          5   Suicide Exclusion                         18
Income Benefits                     15   Surrender                                 14
Incontestability                    18   Surrender Charges                         14
Insured                              5   Tax Qualification as Life Insurance       19
Investment Options                   5   Transfers                                 13
Juvenile Insured                    18   Valuation Date                             5
Lapse                               12   Valuation Period                           5
Limits on Face Amount Increase       9   Variable Account                       5, 17
Loan Account                    10, 16   Variable Accumulated Value                10
Loan Amount Available               16   Withdrawals                               14
Loan Interest                       16   Written Request                            5



P98-52                              Page 21                                   NY

     [LOGO OF PACIFIC LIFE & ANNUITY COMPANY]
     700 Newport Center Drive
     Newport Beach, CA 92660
     =====================================================================

     FLEXIBLE
     PREMIUM
     VARIABLE LIFE
     INSURANCE
     POLICY


 .      Adjustable Face Amount
 .      Benefits Vary Based on Investment Experience
 .      Non-Participating

P98-52                                                                        NY